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Storage Technology Corporation

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Subject Company: Storage Technology Corporation

Commission File No.: 001-07534

The following message was posted by Jonathan Schwartz, President and Chief Operating Officer of Sun Microsystems, Inc., to Sun’s corporate website (located at www.sun.com) on June 6, 2005:

The Future of the Internet... is Magnetic Tape?

Last Thursday, we announced the largest acquisition in Sun’s history, a 4.1 billion dollar deal to acquire Storage Tek. And having done a storm of interviews talking about the deal, I thought I’d put together a quick summary of the discussion points.

As a prelude, I’ve been hearing ringing endorsements from customers, industry analysts and sales folks—“Great acquisition!” “Superb company.” “We love the company, our account team, and the opportunity to put it all together!” That’s a great place to start.

Some of the financial analysts have been more skeptical—and a few reporters want to know if we now believe magnetic tape is the future of the internet. So before I get to that latter question (I’m sure the suspense is killing you), here’s what I’ve been saying to folks about why the deal makes sense:

Why StorageTek?

1. Because the financials are compelling.

Let’s start with basics. Pat Martin and team have done a fantastic job turning StorageTek around. They’re profitable, and cash flow positive. On a non-GAAP basis, combined with Sun, we believe the deal will be accretive (additive) to earnings within the first year. Making money is a good thing. (Sun employees will recognize that as Priority 1.)

On a cash basis, here’s an even simpler calculus for non-accountants—although the deal takes $4.1 billion to complete, STK has $1 billion in cash—meaning it takes $3 billion net to acquire the company. On $3 billion in cash, Sun generates around $100M in interest income. Using the cash instead to own STK swaps our interest income for STK’s net income and cash flow. Which both exceed, obviously, our $100M in interest income. The shareholders are better off.

On top of this, we get the benefit of a common corporate infrastructure, increased purchasing power with suppliers, increased coverage—opportunities that represent upside to the above figure. And that’s before we get to new revenue opportunities.

2. Because when we compete, we win.

One of Sun’s biggest challenges in the storage market—and one of Storage Tek’s—is sales coverage. For the most part, both teams have very high win rates, and well respected products. When we compete, we win—but when we’re outmanned, it’s tough to drive momentum.

With this transaction, Sun and STK combine to create one of the largest dedicated storage sales and service forces in the world—and combining our product roadmaps makes us a supplier of the broadest product line in the industry. (And unlike other notable industry combinations, there is near zero product overlap or redundancy—so customers can be assured of a seamless transition and roadmap continuity.) With healthcare information privacy, Sarbanes-Oxley, new FDA regs, securities compliance—anyone want to bet against the growth of archival storage or information lifecycle management? We’ll be 3,000 folks stronger in going after the opportunity (which, at last count, measures about $65 billion annually)—and not just with tape, but with the combined organization and roadmap.

3. Because it expands our mutual opportunity.

As you’ve seen in our hardware neutral approach to OpenSolaris, our view is all products have to a) be heterogeneous, and b) win on their own merits. For customers wondering if we’ll support StorageTek’s heterogeneous approach to platform support—the answer is an emphatic yes. Of course. Just as we support Java on every device in the world, attach our own storage to Windows as well as AIX as well as mainframes, and are still EMC’s number 1 server platform. We’re proud of our heterogeneity. We’re more interoperable than anyone out there. And we’re committed to it.

Do we believe Sun customers and partners will want to invest in a broader storage product offering from a combined STK/Sun roadmap? Yes. Do we believe StorageTek’s 17,000 customers and partners (who, from our diligence, seem to LOVE Storage Tek) will want to invest in a broader storage infrastructure from Sun? Absolutely. Will they want to learn about access and identity management, 6920’s, SAM-FS/QFS and ZFS along the way? I was with one of their largest customers on Friday, and they were thrilled with the deal, and open to whatever we had to offer. Large customers are trending toward wanting to buy from consolidated vendors, with global reach and a systems approach. Sun can now connect those dots—and again, we’re not acquiring STK to give them new business cards. We’re doing it to become a stronger combined force. (We even like their name and brand.)

4. Because Data is here to stay. Look, tape revenue is unlikely to grow 50% a year, but there’s no question customers will store more data on tape next year than this. It’s still by far the most economic storage medium on the planet—just talk to any CIO, tape is about 5 times less expensive than spinning disks. And that’s before you get to savings from lower power consumption and reduced cooling needs—the great beauty of not having to keep disks powered and cooled day and night. Do we expect the storage marketplace to move toward virtualized storage systems—and will we continue to drive it toward policy based lifecycle management? Absolutely. And we expect tape to continue to play its role as the lowest cost media. You may leave your mainframes, or even your apps behind as you move from one generation to the next, but you never, ever leave your data.

Is tape sexy? Is 5 9’s availability sexy? How about $1/cpu hour? Price performance is sexy.

5. Because it broadens our channel opportunities.

Sun does a ton of business through OEM’s—from network equipment providers to wireless chip manufacturers, all the way down to embedded software platforms. It’s a double digit portion of our revenue. Here’s a surprise for you, Dell’s a Sun software OEM. So’s HP—and we’re a fairly big HP customer, too. So are we committed to maintaining/expanding STK’s OEM relationships as a part of Sun? Of course. It’s becoming increasingly difficult for any company to be religious about not buying or supporting another’s products. It’s a big industry, but a small world.

OK, so is magnetic tape the future of the internet?

Is a 2-way Opteron server the future? The first release of OpenSolaris? How about a Niagara system that’s 5x the performance of an Intel Xeon? They are certainly elements of our collective future—ingredients in network computing. Just like magnetic tape. Or SAN’s. Or mainframes.

But in my view, if there is a future of the internet, it’s not a computer, a storage device or a piece of software. Customers leave those behind every day.

But they never abandon their data.

In most cases, it’s the law. In all cases, it’s the center of attention. It’s certainly ours.

Safe Harbor

Jonathan’s blog contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the expected financial performance of Sun following the consummation of the acquisition, Sun’s ability to achieve the expected synergies as a result of the acquisition, Sun’s intention to support StorageTek’s product offerings following the consummation of the acquisition, Sun’s belief that its and StorageTek’s customers and partners will respond positively to the acquisition and Sun’s expectations regarding the future of the storage marketplace. Such statements are just predictions and involve risks and uncertainties such that actual results and performance may differ materially. Factors that might cause such a difference include the failure to (1) receive regulatory approval and approval from StorageTek shareholders for the acquisition, (2) successfully integrate StorageTek and its employees and products into Sun and achieve expected synergies, (3) accurately forecast the acquisition related restructuring costs and allocation of the purchase price to in process research and development, goodwill and other intangibles, acquisition related inventory and other asset adjustments, as well as the impact of equity based compensation expense associated with FAS 123R, (4) compete successfully in this highly competitive and rapidly changing marketplace, and (5) retain key employees. These and other risks are detailed from time to time in Sun’s periodic reports that are filed with the Securities and Exchange Commission, including Sun’s annual report on Form 10-K for the fiscal year ended June 30, 2004 and its quarterly reports on Form 10-Q for the fiscal quarters ended September 26, 2004, December 26, 2004 and March 27, 2005.

Jonathan’s blog states that Sun expects the transaction to be accretive (additive) to earnings within the first year on a non-GAAP basis. Sun disclosed this non-GAAP financial measure because it is unable at this time to estimate the acquisition-related restructuring costs and the specific allocation of the purchase price to in process research and development, goodwill, other intangibles, acquisition-related inventory and other asset adjustments, as well as the impact of equity based compensation expense associated with FAS 123R. Therefore, non-GAAP earnings used in this context exclude these items.

Additional Information and Where to Find It

StorageTek has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of StorageTek. StorageTek’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and StorageTek. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by StorageTek by going to StorageTek’s Investor Relations page on its corporate website at www.storagetek.com.

In addition, StorageTek and its officers and directors may be deemed to be participants in the solicitation of proxies from StorageTek’s stockholders with respect to the acquisition. A description of any interests that StorageTek’s officers and directors have in the acquisition will be available in the proxy statement. In addition, Sun may be deemed to have participated in the solicitation of proxies from StorageTek’s stockholders in favor of the approval of the acquisition. Information concerning Sun’s directors and executive officers is set forth in Sun’s proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on September 22, 2004, and annual report on Form 10-K filed with the SEC on September 13, 2004. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Sun’s Investor Relations page on its corporate website at www.sun.com.